SHARE CANCELLATION AGREEMENT

This Share Cancellation Agreement dated November 29, 2012 (this "Agreement") is made and entered into by and between Sugarmade, Inc., a Delaware corporation (the "Company"), and Scott Lantz ("Mr. Lantz"), with respect to the following facts:

WHEREAS, Mr. Lantz is an officer, director and shareholder of the Company;

WHEREAS, Mr. Lantz has been issued Company Share Certificate No. 9477 dated July 18, 2012 in the amount of 500,000 shares (the “Shares”) of Company Common Stock, and Mr. Lantz owns the Shares of record and beneficially, free and clear of all liens, security interests, and encumbrances of any kind whatsoever, and Mr. Lantz has full right, power and authority to execute, deliver and perform this Agreement;

WHEREAS, the Company has agreed to issue 354,722 shares of Company common stock to the investors who participated in the Company’s sale of common stock and warrants during the March – May 2012 fundraising in recognition of the subsequent debt financing which commenced in August, 2012 at a substantially lower conversion share price and which included lower priced warrants;

WHEREAS, Mr. Lantz has agreed to the cancellation of 354,722 shares of his common stock to avoid any dilution to the Company’s shareholders from the issuance of the 354,722 shares to the investors;

NOW, THERFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed as follows:

1.

Cancellation of Shares.  In consideration for the payment of $10.00 and the consideration described above, Mr. Lantz agrees to cancel 354,722 of the Shares.  Mr. Lantz shall deliver to the Company for cancellation stock certificates representing the Shares along with duly executed medallion guaranteed stock powers covering the shares (or such other documents acceptable to the Company's transfer agent) and hereby irrevocably instructs the Company and the Company's transfer agent to cancel 354,722 Shares. Following such cancellation, the 354,722 Shares will no longer be outstanding on the stock ledger of the Company and Mr. Lantz shall no longer have any interest in the Shares.

2.

Miscellaneous.  This Agreement shall be governed by the internal laws of the State of California without regard to its conflict of laws rules, except to the extent the laws of Delaware are mandatorily applicable.  This Agreement may be executed in any number of counterparts and may be delivered by facsimile transmission or electronic mail in PDF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUGARMADE, INC. By: /s/ SCOTT LANTZ Scott Lantz, CEO	MR. LANTZ /s/ SCOTT LANTZ Scott Lantz